Exhibit 99.1

Contact:                                                   John L. Morgan

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

APPOINTS NEW DIRECTOR

Minneapolis, MN (April 30, 2012)  —  Winmark Corporation (Nasdaq: WINA) announced today that it has named Lawrence A. Barbetta to its Board of Directors.  Larry has over 25 years of successful leadership experience in organizations ranging from entrepreneurial start-ups to some of the world’s largest software companies.  Currently, Mr. Barbetta is the Chief Executive Officer of eLAB Analytics, a provider of cloud computing based industry-specific business intelligence applications.  Previously, Mr. Barbetta was the Senior Vice President and General Manager at Siebel Systems, where he was responsible for all aspects of the company’s analytics business.  Larry joined Siebel via its acquisition of nQuire Software, where he was the Chief Executive Officer.  Prior he was Senior Vice President and General Manager at Platinum Technology when they acquired Prodea Software, where he was the Chief Executive Officer.

John Morgan, Chairman and Chief Executive Officer, stated “We are pleased to have Larry join our Board of Directors.  He has extensive experience working with entrepreneurial companies, particularly relating to technology initiatives.  His expertise will be highly valuable as we continue to execute our business plan.”

Winmark Corporation creates, supports and finances business.  At March 31, 2012, there were 939 franchises in operation under the brands Plato’s Closet®, Play It Again Sports®, Once Upon A Child®, and Music Go Round®.  An additional 50 retail franchises have been awarded but are not open.  In addition, at March 31, 2012, the Company had a lease portfolio equal to $29.6 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.